Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8 No. 333-272507) pertaining to the Second Amended and Restated 2014 Omnibus Incentive Plan of Ryerson Holding Corporation, and
(2)
Registration Statement (Form S-3ASR No. 333-276694) of Ryerson Holding Corporation;

of our reports dated February 20, 2025, with respect to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting of Ryerson Holding Corporation and Subsidiary Companies, included in this Annual Report (Form 10-K) of Ryerson Holding Corporation and Subsidiary Companies for the year ended December 31, 2024.

/s/ Ernst & Young LLP

Chicago, Illinois

February 20, 2025